NYSE: NEM, ASX: NEM, PNGX: NEM	Exhibit 99.1
Newmont Reports Third Quarter 2025 Results and Improves 2025 Cost & Capital Guidance
DENVER, October 23, 2025 – Newmont Corporation (NYSE: NEM, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced third quarter 2025 results and declared a dividend of $0.251 per share.
"Newmont delivered a robust third quarter performance, producing approximately 1.4 million attributable gold ounces and generating a third-quarter record of $1.6 billion in free cash flow, marking the fourth consecutive quarter with over $1 billion in free cash flow," said Tom Palmer, Newmont's Chief Executive Officer. "We are making significant progress on the cost savings initiatives announced at the beginning of the year, enabling us to meaningfully improve our 2025 guidance for several cost metrics, while maintaining our outlook for production and unit costs in a rising gold price environment. As I prepare to retire at year-end, I am confident that Newmont is well positioned to continue delivering strong performance under Natascha Viljoen's leadership, as she assumes the role of Chief Executive Officer at the beginning of 2026."
Q3 2025 Results
▪Reported Net Income of $1.8 billion, Adjusted Net Income (ANI)2 of $1.9 billion or $1.71 per diluted share, and Adjusted EBITDA2 of $3.3 billion
▪Produced 1.4 million gold ounces, as well as 35 thousand tonnes of copper, primarily from Newmont's core managed operations
▪Improved Newmont's 2025 cost and capital guidance through continued progress on cost savings initiatives and a shift in the timing of capital spend; remain on track to meet Newmont's 2025 production and unit cost guidance3
▪Received net cash proceeds of nearly $640 million from asset and equity sales, including the sale of shares in Orla Mining and Discovery Silver, the receipt of the Akyem contingent payment, and the sale of the Coffee project4
▪In 2025, received more than $3.5 billion in net cash proceeds from announced transactions, including approximately $2.6 billion from divested assets and nearly $900 million from the sale of equity shares5
▪Generated $2.3 billion of cash from operating activities, net of unfavorable working capital impacts of $286 million, primarily driven by the timing of cash collections; reported third-quarter record Free Cash Flow2 of $1.6 billion
▪Returned $823 million of capital to shareholders through share repurchases and dividend payments since the last earnings call6; declared a dividend of $0.25 per share of common stock for the third quarter of 2025
▪Through the date of filing, Newmont has executed and settled total trades of common stock repurchases of $3.3 billion; $2.7 billion remains under the previously authorized programs of $6.0 billion7
▪Reduced debt by $2 billion through the completion of a successful debt tender offer, ending the quarter in a near-zero net debt position with $5.6 billion of cash and $9.6 billion in total liquidity8
▪Received credit rating upgrade by Moody's to A3 with a stable outlook, supported by Newmont's improved credit profile, strengthened balance sheet, excellent liquidity position, and prudent financial management
▪Expect to declare commercial production at the Ahafo North project in Ghana by end of day on October 23, 2025, adding profitable gold production over an initial 13-year mine life

1 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the third quarter of 2025, payable on December 22, 2025 to holders of record at the close of business on November 26, 2025.
2 Non-GAAP metrics; see reconciliations at the end of this release.
3 For further details see the 'Fourth Quarter and 2025 Guidance' section below, as well as the discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
4 Net proceeds from asset and equity share sales includes $10 million related to the Coffee project received in October.
5 All operating sites and projects previously announced for divestment have been sold as of October 2025. For further details see the 'Divestiture Program Update' section below.
6 Includes $550 million of share repurchases since July 24, 2025, including $179 million of share repurchases settled in October 2025.
7 The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
8 Total liquidity as of September 30, 2025 includes $4.0 billion available on a revolving credit facility.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         1

Summary of Third Quarter Results

	2024					2025
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD
Average realized gold price ($/oz)	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320	$3,539	$3,259
Attributable gold production (Moz)[1]	1.68	1.61	1.67	1.90	6.85	1.54	1.48	1.42	4.44
Gold Co-Product CAS ($/oz)[2,3]	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215	$1,185	$1,210
Gold By-Product CAS ($/oz)[3]	$891	$892	$1,052	$862	$922	$930	$917	$831	$894
Gold Co-Product AISC ($/oz)[3]	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593	$1,566	$1,605
Gold By-Product AISC ($/oz)[3]	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375	$1,303	$1,377
Net income (loss) attributable to Newmont stockholders ($M)	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832	$5,784
Adjusted net income ($M)[4]	$630	$834	$936	$1,591	$3,991	$1,404	$1,594	$1,883	$4,881
Adjusted net income per share ($/diluted share)[4]	$0.55	$0.72	$0.81	$1.40	$3.48	$1.25	$1.43	$1.71	$4.39
Adjusted EBITDA ($M)[4]	$1,694	$1,966	$1,967	$3,048	$8,675	$2,629	$2,997	$3,309	$8,935
Cash from operations before working capital ($M)[5]	$1,442	$1,657	$1,846	$2,398	$7,343	$2,172	$2,228	$2,584	$6,984
Net cash from operating activities of continuing operations ($M)	$776	$1,394	$1,637	$2,511	$6,318	$2,031	$2,384	$2,298	$6,713
Capital expenditures ($M)[6]	$850	$800	$877	$875	$3,402	$826	$674	$727	$2,227
Free cash flow ($M)[7]	$(74)	$594	$760	$1,636	$2,916	$1,205	$1,710	$1,571	$4,486
Third Quarter 2025 Production and Financial Summary
Attributable gold production1 decreased 4 percent to 1,421 thousand ounces from the prior quarter, driven by lower gold grades and planned shutdowns at Peñasquito and Lihir, as well as the end of mining operations at the Subika open pit at Ahafo South in July. These decreases were partially offset by increased production at Brucejack, Cerro Negro, and Yanacocha.
Average realized gold price was $3,539 per ounce, an increase of $219 per ounce over the prior quarter. Average realized gold price includes $3,484 per ounce of gross price received, a favorable impact of $62 per ounce mark-to-market on provisionally-priced sales and reductions of $7 per ounce for treatment and refining charges.
Gold Costs Applicable to Sales (CAS)2 totaled $1.6 billion for the quarter. Gold Co-Product CAS per ounce3 of $1,185 was slightly lower than the prior quarter as Newmont's continued focus on cost discipline and productivity offset lower sales volumes and higher royalties, production taxes and costs from profit-sharing agreements associated with a stronger gold price environment. Gold By-Product CAS per ounce3 was $831 for the quarter.
Gold Co-Product All-In Sustaining Costs (AISC) per ounce3 of $1,566 was slightly lower than the prior quarter. Building from CAS per ounce, the decrease was primarily due to lower G&A and other expenses, partially offset by higher sustaining capital spend. Gold By-Product AISC per ounce3 was $1,303 for the quarter.
Net income attributable to Newmont stockholders was $1.8 billion or $1.67 per diluted share, a decrease of $229 million from the prior quarter. This decrease was primarily driven by a gain on the sale of assets held for sale of $99 million compared to a gain of $699 million in the prior quarter; partially offset by higher revenues due to a higher realized gold price, slightly lower CAS, a smaller net gain on the fair value of investments and options of $38 million compared to a net gain of $151 million in the prior quarter, and a decrease of $305 million in lower income and mining taxes.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         2

Adjusted net income4 for the quarter was $1.9 billion or $1.71 per diluted share, compared to $1.6 billion or $1.43 per diluted share in the prior quarter. Primary adjustments to third quarter net income include a net gain on the sale of assets held for sale of $99 million primarily related to a partial reversal of the prior period write-down on the Coffee development project, restructuring and severance costs of $85 million, a loss on debt extinguishment of $72 million, reclamation and remediation charges of $41 million primarily related to legacy non-operating mines, impairment charges of $39 million primarily related to assets no longer in use, and a net gain on the fair value of investments and options of $38 million.
Adjusted EBITDA4 increased 10 percent to $3.3 billion, while EBITDA decreased 16 percent to $3.2 billion compared to the prior quarter. The decrease in EBITDA was primarily driven by lower net income. Adjusted EBITDA excludes net adjustments totaling $107 million, primarily consisting of a partial reversal of the prior period write-down on assets held of sale, restructuring and severance costs, a loss on debt extinguishment, reclamation and remediation charges, impairment charges, and a net gain in the value of investments and options.
Consolidated cash from operations before working capital5 increased 16 percent from the prior quarter to $2.6 billion primarily due to higher revenue from a higher realized gold price and slightly lower CAS.
Consolidated net cash from operating activities decreased 4 percent from the prior quarter to $2.3 billion primarily due to a net unfavorable working capital movement of $286 million. This working capital movement was primarily driven by an increase in accounts receivable of $369 million from the timing of cash collections, the continued cash spend for previously accrued reclamation activities of $247 million, primarily related to the ongoing construction of the Yanacocha water treatment plants, and a build in inventory and stockpiles of $106 million. These unfavorable working capital adjustments were partially offset by an accrual of other liabilities of $217 million, primarily related to severance and employee-related liabilities, and an accrual for future tax payments of $173 million.
Income and mining cash tax paid decreased 9 percent from the prior quarter to $588 million due to lower net income attributable to Newmont shareholders, as well as higher cash tax paid in the prior quarter from the closing of non-core asset divestments, primarily related to Akyem.
Free Cash Flow7 decreased 8 percent from the prior quarter to $1.6 billion primarily due to a decrease in net cash provided by operating activities as a result of an unfavorable working capital impact in the current quarter compared to a favorable working capital benefit in the prior quarter, as well as higher capital investment.
Balance sheet and liquidity remained strong in the third quarter, ending with $5.6 billion of cash and cash equivalents, after the reduction of debt by $2.0 billion, with $9.6 billion of total liquidity; ended the quarter in a near-zero net debt position of $12 million.8
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production increased 5 percent to 251 thousand ounces, with a 14 percent decrease in CAS per ounce to $1,241 per ounce3. AISC per ounce decreased 15 percent from the prior quarter to $1,502 per ounce3.
Pueblo Viejo (PV) attributable gold production increased 14 percent to 72 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $26 million in the third quarter. No capital contributions were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the third quarter of 2025 increased 16 percent to 44 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $61 million for the third quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         3

Newmont's Fourth Quarter and 2025 Guidance

Newmont has made significant progress on the cost savings initiatives announced in February 2025, enabling the Company to improve its 2025 guidance for several cost metrics, while maintaining its outlook for production and unit costs in a rising gold price environment. In addition, the Company has improved its capital guidance, reflecting a shift in the timing of spend to next year. Newmont's fourth quarter and full year 2025 guidance, presented on a full portfolio basis, is provided below. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) [a]	2025E	Q4 2025E
Attributable Gold Production	(Moz)	(Koz)
Total Core Portfolio	5.6	1,415
Non-Core Assets [b]	0.3	—
Total Newmont Attributable Gold Production	5.9	1,415
Gold Co-Product CAS ($/oz)
Total Core Portfolio	$1,180	$1,260
Non-Core Assets	$1,450	$—
Total Newmont Gold CAS ($/oz)	$1,200	$1,260
Gold Co-Product AISC ($/oz)
Total Core Portfolio	$1,620	$1,670
Non-Core Assets [b]	$1,830	$—
Total Newmont Gold AISC ($/oz)	$1,630	$1,670
Sustaining Capital ($M)
Total Core Portfolio	$1,650	$450
Non-Core Assets [b]	$75	$—
Total Newmont Sustaining Capital [c]	$1,725	$450
Development Capital ($M)
Total Core Portfolio	$1,250	$350
Non-Core Assets [b]	$30	$—
Total Newmont Development Capital [c]	$1,280	$350
Consolidated Expenses
Exploration & Advanced Projects ($M)	$450	$150
General & Administrative ($M)	$390	$100
Interest Expense ($M)	$255	$55
Depreciation & Amortization ($M)	$2,600	$750
Reclamation and Remediation Accretion ($M)	$350	$110
Adjusted Tax Rate [d,e]	33%	33%

a 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 23, 2025. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
b Guidance for non-core assets includes Akyem, CC&V, Porcupine, Éléonore, and Musselwhite, and reflects attributable gold production. The sale of CC&V, Éléonore, and Musselwhite closed on February 28, 2025 and the sale of Akyem and Porcupine closed April 15, 2025. See cautionary statement at the end of this release.
c Sustaining capital is presented on an attributable basis; Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
d The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
e Based on metal price assumptions and achievement of current production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2025 will be 33%.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         4

2025 GUIDANCE COMMENTARY
Strong execution across Newmont's managed operations has positioned the Company to achieve its full-year attributable production guidance from the Core Portfolio. Fourth quarter attributable production is expected to be relatively in line with the third quarter, primarily driven by new ounces from Ahafo North and production growth from the non-operated Nevada Gold Mines joint venture. These increases are expected to be offset by lower leach production at Yanacocha as mining concludes in the fourth quarter and lower grades at Ahafo South as mining in the Subika open pit has concluded as planned.

Newmont is beginning to capture the benefits from its cost savings initiatives, leading to an improvement of its 2025 guidance for General & Administrative spend by $85 million and Exploration & Advanced Projects spend by $75 million, driven by lower labor and contractor costs across the organization. In addition, 2025 guidance for Reclamation and Remediation Accretion has improved by $125 million and Interest Expense has improved by $45 million following the reduction of nearly $3.4 billion of debt during the year.

Newmont's 2025 CAS per ounce and AISC per ounce guidance remains unchanged, as improvements from favorable macroeconomic conditions and the Company's cost savings initiatives are largely offset by higher royalties, production taxes, and costs from profit-sharing agreements associated with a stronger gold price environment.

Newmont has improved its 2025 capital guidance, reflecting lower sustaining and development capital spend. Sustaining capital has improved by $150 million primarily due to the timing of spend related to the investment in tailings work at Cadia and ensuring capital is deployed in the most efficient manner. Similarly, development capital has improved by $50 million primarily due to the timing of study and underground development activities supporting the potential expansion project at Red Chris. As a result, 2025 full-year capital guidance has improved by $200 million in total.

Compared to the previous quarter, fourth quarter free cash flow is expected to be adversely impacted by the continued increase in spending on construction of the Yanacocha water treatment facilities as well as planned severance payments that were accrued for in the third quarter.

2026 INDICATIONS
Newmont's attributable gold production for 2026 is expected to be within the same guidance range provided for 2025, but toward the lower end, due to the planned mine sequence at its managed operations. As previously indicated, lower ounces from Ahafo South next year are expected to be largely replaced by new, low cost ounces from the Ahafo North mine. In addition, a lower proportion of gold production is expected at Peñasquito as the site transitions into the next scheduled phase of mining at the Peñasco pit, while slightly increasing the output of silver, lead, and zinc. Newmont also expects lower leach production from Yanacocha as mining activities are concluded at the Quecher Main pit, and lower gold and copper production from Cadia during the transition to the next panel cave.

Building on the cost and productivity improvements achieved in 2025, the Company expects to realize the full benefits of its cost savings initiatives, which will be reflected in the 2026 guidance to be provided next year. However, these benefits could be offset by increased profit-sharing, royalties, and production taxes if gold prices remain elevated into 2026.

Following the improvements to 2025 capital guidance, capital spending in 2026 is anticipated to increase as key projects advance, including the tailings work at Cadia and the potential expansion project at Red Chris, keeping the two-year average largely in line with expectations.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         5

Divestiture Program Update
In February 2024, Newmont announced the intention to divest its non-core assets, including six operations and two projects from its Australian, Ghanaian and North American business units. As of April 15, 2025, Newmont completed the sales for all non-core operations and its 70 percent interest in the Havieron project.
On September 15, 2025, Newmont announced the agreement to sell the remaining Coffee project in Yukon, Canada to Fuerte Metals Corporation ("Fuerte"). The transaction closed on October 17. Under the terms of the agreement, Newmont expects to receive gross proceeds of up to $150 million, which includes:
•Cash consideration of $10 million, received upon closing
•Equity consideration of $40 million in the form of Fuerte shares, as valued in the transaction agreement
•A 3.0% Net Smelter Return royalty on the Coffee Project, which Fuerte retains the option to repurchase for up to $100 million upon commercial production
With the closure of the Coffee project sale, Newmont has completed the divestment of all assets previously classified as held-for-sale in its financial statements.
Additionally, since the last earnings call Newmont sold its entire equity stake in Orla Mining (received as part of the Goldcorp acquisition in 2019). Net cash proceeds after taxes and commissions of nearly $640 million were received since June, detailed as follows:
•Orla Mining - $428 million
•Discovery Silver (previously announced transaction; portion closed in July 2025) - $140 million
•Akyem Mining Lease Ratification Contingent Payment - $56 million ($100 million payment net of $44 million taxes)
•Coffee Project (cash payment received in October) - $10 million
Total proceeds from announced transactions are expected to be up to $4.9 billion including contingent payments and closing adjustments. Of the total proceeds, $2.6 billion of net cash proceeds from divested assets and projects have been received year-to-date in 2025, as well as nearly $900 million from equity shares.
Projects Update
For details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. Additional project updates will be provided as they become available. Please refer to the cautionary statement and footnotes for further information.
Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental, and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the nine months ended September 30, 2025, Newmont spent $527 million on reclamation activities, including $336 million on the construction of water treatment plants at Yanacocha, with the fourth quarter planned to be the highest of the year. The Company remains on track to spend $800 million on reclamation for the full year, inclusive of up to $600 million allocated to the Yanacocha water treatment plants. Newmont anticipates spend on the Yanacocha water treatment plants to be similar in 2026 before beginning to decline in 2027 when the project is expected to be completed. Additional updates on reclamation spend will be provided as available.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         6

	2024					2025
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Sales Volumes (koz)
Consolidated gold ounces sold	1,599	1,543	1,568	1,829	6,539	1,442	1,380	1,319		4,141
Attributable gold ounces sold (1)	1,581	1,528	1,551	1,811	6,471	1,430	1,363	1,308		4,101

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320	$3,539		$3,259
Average realized copper price	$3.72	$4.47	$4.31	$3.57	$4.00	$4.65	$4.37	$4.67		$4.55
Average realized silver price	$20.41	$26.20	$25.98	$25.15	$24.13	$30.12	$29.50	$37.02		$32.58
Average realized lead price	$0.92	$1.05	$0.86	$0.86	$0.91	$0.89	$0.88	$0.86		$0.87
Average realized zinc price	$0.92	$1.31	$1.14	$1.21	$1.14	$1.13	$1.13	$1.29		$1.18

Attributable Gold Production (koz)
Boddington	142	147	137	164	590	126	147	146		419
Tanami	90	99	102	117	408	78	90	100		268
Cadia	122	117	115	110	464	103	104	97		304
Lihir	181	141	129	163	614	164	160	129		453
Ahafo	190	184	213	211	798	205	197	145		547
Peñasquito	45	64	63	127	299	123	148	88		359
Cerro Negro	81	19	60	78	238	28	42	68		138
Yanacocha	91	78	93	92	354	105	131	152		388
Merian (75%)	57	46	43	59	205	47	40	35		122
Brucejack	37	60	89	72	258	41	50	79		170
Red Chris (70%)	6	9	9	16	40	14	15	15		44
Managed Core Portfolio	1,042	964	1,053	1,209	4,268	1,034	1,124	1,054		3,212
Nevada Gold Mines (38.5%)	264	253	242	280	1,039	216	239	251		706
Pueblo Viejo (40%) (2)	54	53	66	62	235	49	63	72		184
Fruta Del Norte (32%) (3)	21	35	43	39	138	43	38	44		125
Non-Managed Core Portfolio	339	341	351	381	1,412	308	340	367		1,015
Total Core Portfolio	1,381	1,305	1,404	1,590	5,680	1,342	1,464	1,421		4,227
Non-Core Assets (4)	294	302	264	309	1,169	195	14	—		209
Total Attributable Gold Production	1,675	1,607	1,668	1,899	6,849	1,537	1,478	1,421		4,436

Co-Product Production
Red Chris copper tonnes (thousands)	5	6	6	9	26	7	7	7		21
Boddington copper tonnes (thousands)	9	10	9	9	37	7	7	6		20
Cadia copper tonnes (thousands)	21	22	21	23	87	21	22	22		65
Telfer copper tonnes (thousands) (4)	1	—	1	1	3	—	—	—		—
Total copper tonnes (thousands)	36	38	37	42	153	35	36	35		106
Peñasquito silver ounces (millions)	9	8	7	9	33	6	8	7		21
Peñasquito lead tonnes (thousands)	28	20	19	29	96	22	27	26		75
Peñasquito zinc tonnes (thousands)	58	65	58	77	258	59	67	59		185

Gold Co-Product CAS Consolidated ($/oz)
Boddington	$1,016	$1,022	$1,098	$1,084	$1,056	$1,239	$1,207	$1,268		$1,237
Tanami	$902	$1,018	$979	$898	$947	$1,087	$1,278	$1,158		$1,178
Cadia	$648	$624	$723	$616	$653	$794	$805	$820		$806
Lihir	$936	$1,101	$1,619	$1,523	$1,270	$1,009	$1,287	$1,468		$1,244
Ahafo	$865	$976	$867	$916	$904	$1,238	$1,010	$1,309		$1,174
Peñasquito	$853	$827	$985	$630	$776	$898	$756	$956		$862
Cerro Negro	$861	$2,506	$1,535	$1,177	$1,325	$2,063	$2,118	$1,375		$1,764
Yanacocha	$972	$1,000	$1,072	$970	$1,003	$961	$882	$769		$857
Merian (75%)	$1,221	$1,546	$1,795	$1,334	$1,457	$1,497	$1,808	$1,722		$1,691
Brucejack	$2,175	$1,390	$970	$1,126	$1,254	$1,800	$1,861	$1,184		$1,540
Red Chris (70%)	$940	$951	$2,228	$901	$1,225	$1,106	$1,475	$1,492		$1,360
Managed Core Portfolio	$955	$1,053	$1,117	$1,021	$1,036	$1,150	$1,154	$1,172		$1,159
Nevada Gold Mines (38.5%)	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241		$1,367
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241		$1,367
Total Core Portfolio	$1,000	$1,087	$1,153	$1,050	$1,071	$1,198	$1,204	$1,185		$1,196
Non-Core Assets (4)	$1,306	$1,398	$1,474	$1,316	$1,370	$1,410	$2,032	$—		$1,456
Total Gold co-product CAS (5)	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215	$1,185		$1,210

Gold By-Product CAS ($/oz)
Red Chris	$(1,143)	$(2,556)	$5,125	$(1,333)	$(256)	$(1,200)	$71	$125		$(333)
Boddington	$810	$750	$863	$916	$840	$970	$1,000	$1,054		$1,007
Cadia	$(228)	$(626)	$(398)	$(173)	$(366)	$(643)	$(514)	$(593)		$(581)
Peñasquito	$(2,091)	$(2,047)	$(1,036)	$(1,587)	$(1,659)	$(949)	$(880)	$(1,882)		$(1,193)
Managed Core Portfolio	$691	$635	$884	$677	$722	$733	$789	$732		$753
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241		$1,367
Total Core Portfolio	$790	$756	$964	$768	$819	$854	$903	$831		$863
Total Gold by-product CAS (5)	$891	$892	$1,052	$862	$922	$930	$917	$831		$894
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         7

	2024					2025
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Co-Product CAS ($/unit)
Red Chris - copper ($/tonne)	$5,571	$5,043	$12,296	$4,645	$6,663	$4,991	$6,738	$6,870		$6,189
Boddington - copper ($/tonne)	$5,192	$5,680	$5,605	$5,477	$5,480	$5,423	$5,163	$5,048		$5,227
Cadia - copper ($/tonne)	$3,271	$3,044	$3,774	$3,209	$3,321	$3,468	$3,517	$3,534		$3,506
Telfer - copper ($/tonne)	$15,885	$10,692	N.M.	$8,582	$13,214	$—	$—	$—		$—
Total - copper ($/tonne)	$4,452	$4,184	$5,748	$4,247	$4,625	$4,182	$4,422	$4,531		$4,374
Peñasquito- silver ($/ounce)	$11	$12	$13	$8	$11	$10	$9	$12		$11
Peñasquito - lead ($/tonne)	$1,215	$1,355	$1,555	$904	$1,201	$997	$933	$1,212		$1,059
Peñasquito - zinc ($/tonne)	$1,764	$1,867	$1,944	$1,429	$1,729	$1,499	$1,376	$1,743		$1,547

Gold Co-Product AISC Consolidated ($/oz)
Boddington	$1,242	$1,237	$1,398	$1,286	$1,288	$1,544	$1,422	$1,524		$1,495
Tanami	$1,149	$1,276	$1,334	$1,340	$1,281	$1,659	$1,698	$1,748		$1,707
Cadia	$989	$1,064	$1,078	$1,061	$1,048	$1,184	$1,109	$1,188		$1,158
Lihir	$1,256	$1,212	$1,883	$1,781	$1,512	$1,339	$1,563	$1,810		$1,559
Ahafo	$1,010	$1,123	$1,043	$1,113	$1,072	$1,462	$1,220	$1,541		$1,395
Peñasquito	$1,079	$1,038	$1,224	$818	$984	$1,091	$944	$1,133		$1,048
Cerro Negro	$1,120	$3,010	$1,878	$1,430	$1,631	$2,857	$3,023	$1,776		$2,408
Yanacocha	$1,123	$1,217	$1,285	$1,166	$1,196	$1,170	$1,144	$868		$1,041
Merian (75%)	$1,530	$2,170	$2,153	$1,656	$1,852	$1,864	$2,074	$2,255		$2,062
Brucejack	$2,580	$1,929	$1,197	$1,498	$1,603	$2,230	$2,490	$1,763		$2,094
Red Chris (70%)	$1,277	$1,613	$2,633	$1,131	$1,607	$1,322	$1,903	$2,037		$1,759
Managed Core Portfolio	$1,327	$1,461	$1,509	$1,411	$1,426	$1,596	$1,542	$1,582		$1,573
Nevada Gold Mines (38.5%)	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502		$1,680
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502		$1,680
Total Core Portfolio	$1,378	$1,508	$1,540	$1,425	$1,461	$1,630	$1,582	$1,566		$1,592
Non-Core Assets (4)	$1,712	$1,770	$1,967	$1,634	$1,762	$1,787	$2,550	$—		$1,844
Total Gold Co-product AISC (5)	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593	$1,566		$1,605

Gold By-Product AISC ($/oz)
Red Chris	$857	$778	$7,250	$(333)	$1,692	$(467)	$1,357	$1,625		$844
Boddington	$1,085	$1,044	$1,226	$1,179	$1,134	$1,348	$1,250	$1,346		$1,314
Cadia	$535	$293	$159	$750	$425	$133	$92	$99		$107
Peñasquito	$(91)	$(859)	$411	$(810)	$(476)	$(254)	$(406)	$(1,216)		$(589)
Managed Core Portfolio	$1,212	$1,211	$1,401	$1,203	$1,256	$1,309	$1,276	$1,255		$1,280
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502		$1,680
Total Core Portfolio	$1,286	$1,310	$1,452	$1,256	$1,324	$1,394	$1,360	$1,303		$1,352
Total Gold By-product AISC (5)	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375	$1,303		$1,377

Co-Product AISC ($/unit)
Red Chris - copper ($/tonne)	$7,718	$8,599	$14,960	$6,007	$9,037	$6,053	$8,550	$9,111		$7,888
Boddington - copper ($/tonne)	$5,959	$6,914	$6,436	$6,545	$6,462	$6,760	$5,917	$5,985		$6,243
Cadia - copper ($/tonne)	$5,659	$5,644	$4,849	$5,612	$5,442	$5,316	$4,909	$5,187		$5,125
Telfer - copper ($/tonne)	$20,643	$15,112	N.M.	$5,106	$15,903	$—	$—	$—		$—
Total - copper ($/tonne)	$6,392	$6,675	$7,423	$6,162	$6,638	$6,014	$6,068	$6,440		$6,162
Peñasquito - silver ($/ounce)	$15	$15	$17	$11	$14	$13	$12	$15		$13
Peñasquito - lead ($/tonne)	$1,500	$1,601	$1,879	$1,132	$1,467	$1,185	$1,146	$1,405		$1,257
Peñasquito - zinc ($/tonne)	$2,368	$2,498	$2,614	$2,015	$2,350	$2,026	$1,659	$2,105		$1,948
____________________________
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(3)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Non-core assets include asset divestitures which closed prior to September 30, 2025 including: Telfer, CC&V, Musselwhite, Éléonore, Akyem, and Porcupine. See Divestiture Program Update in this release for further details.
(5)Non-GAAP measure. See end of this release for reconciliation.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         8

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$4,023	$4,402	$4,605	$5,652	$18,682	$5,010	$5,317	$5,524		$15,851

Costs and expenses:
Costs applicable to sales (2)	2,106	2,156	2,310	2,391	8,963	2,106	2,001	1,951		6,058
Depreciation and amortization	654	602	631	689	2,576	593	620	643		1,856
Reclamation and remediation	98	94	132	4	328	93	83	123		299
Exploration	53	57	74	82	266	49	61	65		175
Advanced projects, research and development	53	49	47	48	197	43	40	40		123
General and administrative	101	100	113	128	442	110	95	86		291
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)	(99)		(1,074)
Impairment charges	12	9	18	39	78	15	9	39		63
Other expense, net	61	50	37	43	191	28	39	100		167
	3,623	3,363	3,477	3,692	14,155	2,761	2,249	2,948		7,958
Other income (expense):
Change in fair value of investments and options	31	(9)	17	23	62	291	151	38		480
Other income (loss), net	90	109	—	164	363	10	(36)	(55)		(81)
Interest expense, net of capitalized interest	(93)	(103)	(86)	(93)	(375)	(79)	(65)	(52)		(196)
	28	(3)	(69)	94	50	222	50	(69)		203
Income (loss) before income and mining tax and other items	428	1,036	1,059	2,054	4,577	2,471	3,118	2,507		8,096
Income and mining tax benefit (expense)	(260)	(191)	(244)	(702)	(1,397)	(647)	(1,092)	(787)		(2,526)
Equity income (loss) of affiliates	7	(3)	60	69	133	78	49	123		250
Net income (loss) from continuing operations	175	842	875	1,421	3,313	1,902	2,075	1,843		5,820
Net income (loss) from discontinued operations	4	15	49	—	68	—	—	—		—
Net income (loss)	179	857	924	1,421	3,381	1,902	2,075	1,843		5,820
Net loss (income) attributable to noncontrolling interests (3)	(9)	(4)	(2)	(18)	(33)	(11)	(14)	(11)		(36)
Net income (loss) attributable to Newmont stockholders	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832		$5,784

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$166	$838	$873	$1,403	$3,280	$1,891	$2,061	$1,832		$5,784
Discontinued operations	4	15	49	—	68	—	—	—		—
	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832		$5,784

Weighted average common shares (millions):
Basic	1,153	1,153	1,147	1,133	1,146	1,126	1,110	1,097		1,111
Effect of employee stock-based awards	—	2	2	2	2	1	2	3		2
Diluted	1,153	1,155	1,149	1,135	1,148	1,127	1,112	1,100		1,113

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.86	$1.67		$5.21
Discontinued operations	—	0.01	0.04	—	0.06	—	—	—		—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.86	$1.67		$5.21
Diluted:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.85	$1.67		$5.20
Discontinued operations	—	0.01	0.04	—	0.06	—	—	—		—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.85	$1.67		$5.20
____________________________
(1)Certain amounts have been reclassified to conform to the current presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2024 (1)				2025 (1)
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$4,698	$6,185	$5,639
Trade receivables	782	955	974	1,056	887	637	1,047
Investments	23	50	43	21	18	468	328
Inventories	1,385	1,467	1,487	1,423	1,493	1,500	1,504
Stockpiles and ore on leach pads	745	681	688	761	792	767	944
Other current assets	879	945	795	786	653	740	744
Assets held for sale	5,656	5,370	5,574	4,609	2,199	102	166
Current assets	11,806	12,070	12,577	12,275	10,740	10,399	10,372
Property, plant and mine development, net	33,564	33,655	33,697	33,547	33,568	33,591	33,621
Investments	4,138	4,141	4,150	4,471	4,856	4,455	4,103
Stockpiles and ore on leach pads	1,837	2,002	2,114	2,266	2,409	2,540	2,521
Deferred income tax assets	210	273	229	124	59	55	40
Goodwill	2,792	2,792	2,721	2,658	2,658	2,658	2,658
Derivative assets	412	181	161	142	344	443	356
Other non-current assets	576	564	526	866	885	1,024	1,019
Total assets	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165	$54,690

LIABILITIES
Accounts payable	$698	$683	$772	$843	$771	$742	$832
Employee-related benefits	414	457	542	630	502	562	750
Income and mining taxes payable	136	264	317	381	378	705	884
Lease and other financing obligations	99	104	112	107	109	112	116
Debt	—	—	—	924	—	—	—
Other current liabilities	1,784	1,819	2,081	2,481	2,357	2,544	2,500
Liabilities held for sale	2,351	2,405	2,584	2,177	1,309	5	4
Current liabilities	5,482	5,732	6,408	7,543	5,426	4,670	5,086
Debt	8,933	8,692	8,550	7,552	7,507	7,132	5,180
Lease and other financing obligations	436	429	437	389	370	363	355
Reclamation and remediation liabilities	6,652	6,620	6,410	6,394	6,376	6,216	6,228
Deferred income tax liabilities	3,094	3,046	2,883	2,820	2,733	2,890	2,885
Employee-related benefits	610	616	632	555	575	596	583
Silver streaming agreement	753	733	721	699	671	646	623
Other non-current liabilities	300	247	238	288	430	365	339
Total liabilities	26,260	26,115	26,279	26,240	24,088	22,878	21,279

EQUITY
Common stock	1,855	1,851	1,840	1,813	1,803	1,772	1,760
Treasury stock	(274)	(274)	(276)	(278)	(293)	(294)	(297)
Additional paid-in capital	30,436	30,394	30,228	29,808	29,624	29,141	28,955
Accumulated other comprehensive income (loss)	(16)	(7)	21	(95)	(39)	44	109
Retained earnings (Accumulated deficit)	(3,111)	(2,585)	(2,101)	(1,320)	153	1,449	2,699
Newmont stockholders' equity	28,890	29,379	29,712	29,928	31,248	32,112	33,226
Noncontrolling interests	185	184	184	181	183	175	185
Total equity	29,075	29,563	29,896	30,109	31,431	32,287	33,411
Total liabilities and equity	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165	$54,690
____________________________
(1)Certain amounts have been reclassified to conform to the current presentation.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$179	$857	$924	$1,421	$3,381	$1,902	$2,075	$1,843		$5,820
Non-cash adjustments:
Depreciation and amortization	654	602	631	689	2,576	593	620	643		1,856
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)	(99)		(1,074)
Change in fair value of investments and options	(31)	9	(17)	(23)	(62)	(291)	(151)	(38)		(480)
Net (income) loss from discontinued operations	(4)	(15)	(49)	—	(68)	—	—	—		—
Deferred income taxes	53	(95)	7	115	80	125	217	74		416
Reclamation and remediation	94	88	124	(4)	302	89	77	116		282
Stock-based compensation	21	23	22	23	89	21	27	23		71
(Gain) loss on asset and investment sales	(9)	(55)	28	1	(35)	5	2	6		13
Impairment charges	12	9	18	39	78	15	9	39		63
Other non-cash adjustments	(12)	(12)	43	(131)	(112)	(11)	51	(23)		17
Cash from operations before working capital (2)	1,442	1,657	1,846	2,398	7,343	2,172	2,228	2,584		6,984
Change in operating assets and liabilities:
Trade and other receivables	(84)	(140)	(83)	(134)	(441)	228	215	(369)		74
Inventories, stockpiles and ore on leach pads	(193)	(185)	(202)	46	(534)	(175)	(61)	(106)		(342)
Other assets	(7)	63	7	1	64	(9)	(89)	(45)		(143)
Accounts payable	(91)	(32)	69	52	(2)	(69)	(30)	91		(8)
Reclamation and remediation liabilities	(59)	(107)	(107)	(160)	(433)	(95)	(185)	(247)		(527)
Accrued tax liabilities (3)	90	52	(60)	153	235	91	263	173		527
Other accrued liabilities	(322)	86	167	155	86	(112)	43	217		148
Net change in operating assets and liabilities	(666)	(263)	(209)	113	(1,025)	(141)	156	(286)		(271)
Net cash provided by (used in) operating activities of continuing operations	776	1,394	1,637	2,511	6,318	2,031	2,384	2,298		6,713
Net cash provided by (used in) operating activities of discontinued operations	—	34	11	—	45	—	—	—		—
Net cash provided by (used in) operating activities	776	1,428	1,648	2,511	6,363	2,031	2,384	2,298		6,713

Investing activities:
Proceeds from sales of mining operations and other assets, net	—	180	150	230	560	1,684	991	114		2,789
Additions to property, plant and mine development	(850)	(800)	(877)	(875)	(3,402)	(826)	(674)	(727)		(2,227)
Proceeds from sales of investment	3	9	3	6	21	7	367	578		952
Return of investment from equity method investees	25	16	14	1	56	20	24	11		55
Contributions to equity method investees	(15)	(5)	(15)	(61)	(96)	(31)	(17)	(4)		(52)
Purchases of investments	—	(60)	(2)	(4)	(66)	(1)	(12)	(1)		(14)
Other	39	19	12	2	72	(115)	—	(2)		(117)
Net cash provided by (used in) investing activities of continuing operations	(798)	(641)	(715)	(701)	(2,855)	738	679	(31)		1,386
Net cash provided by (used in) investing activities of discontinued operations	—	—	153	—	153	—	—	—		—
Net cash provided by (used in) investing activities	(798)	(641)	(562)	(701)	(2,702)	738	679	(31)		1,386

Financing activities:
Repayment of debt	(3,423)	(227)	(133)	(77)	(3,860)	(985)	(398)	(1,977)		(3,360)
Repurchases of common stock	—	(104)	(344)	(798)	(1,246)	(348)	(1,011)	(516)		(1,875)
Dividends paid to common stockholders	(288)	(289)	(286)	(282)	(1,145)	(282)	(279)	(273)		(834)
Distributions to noncontrolling interests	(41)	(36)	(36)	(48)	(161)	(44)	(56)	(32)		(132)
Funding from noncontrolling interests	22	31	34	28	115	39	31	33		103
Payments on lease and other financing obligations	(18)	(22)	(22)	(25)	(87)	(23)	(23)	(24)		(70)
Payments for withholding of employee taxes related to stock-based compensation	(10)	—	(2)	(2)	(14)	(15)	(1)	(3)		(19)
Proceeds from issuance of debt, net	3,476	—	—	—	3,476	—	—	—		—
Other	(17)	(11)	—	(3)	(31)	(4)	(8)	(8)		(20)
Net cash provided by (used in) financing activities	(299)	(658)	(789)	(1,207)	(2,953)	(1,662)	(1,745)	(2,800)		(6,207)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(11)	(1)	(5)	(20)	(5)	10	(13)		(8)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(324)	118	296	598	688	1,102	1,328	(546)		1,884
Less: change in cash and restricted cash reclassified to assets held for sale (4)	(395)	137	118	2	(138)	(22)	160	—		138
Net change in cash, cash equivalents and restricted cash	(719)	255	414	600	550	1,080	1,488	(546)		2,022
Cash, cash equivalents and restricted cash at beginning of period	3,100	2,381	2,636	3,050	3,100	3,650	4,730	6,218		3,650
Cash, cash equivalents and restricted cash at end of period	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218	$5,672		$5,672

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$3,619	$4,698	$6,185	$5,639		$5,639
Restricted cash included in Other current assets	6	6	3	1	1	1	2	1		1
Restricted cash included in Other non-current assets	39	28	31	30	30	31	31	32		32
Total cash, cash equivalents and restricted cash	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218	$5,672		$5,672

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         11

____________________________
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $966 for the year ended December 31, 2024 is comprised of $96, $208, $254, and $408 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $1,701 for the nine months ended September 30, 2025 is comprised of $465, $648, and $588 for the first, second, and third quarter, respectively.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         12

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted Net Income (Loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,832	$1.67	$1.67	$5,784	$5.21	$5.20
Adjustments:
(Gain) loss on sale of assets held for sale (2)	(99)	(0.09)	(0.09)	(1,074)	(0.97)	(0.96)
Change in fair value of investments and options (3)	(38)	(0.03)	(0.03)	(480)	(0.43)	(0.43)
Restructuring and severance (4)	85	0.08	0.07	109	0.10	0.10
(Gain) loss on debt extinguishment (5)	72	0.06	0.06	100	0.09	0.09
Impairment charges (6)	39	0.03	0.03	62	0.06	0.06
Reclamation and remediation charges (7)	41	0.04	0.04	41	0.04	0.04
(Gain) loss on asset and investment sales (8)	6	—	—	13	0.01	0.01
Newcrest transaction and integration costs (9)	2	—	—	(4)	—	—
Settlement costs (10)	(2)	—	—	1	—	—
Other (11)	(1)	—	—	16	0.01	0.01
Tax effect of adjustments (12)	(36)	(0.02)	(0.02)	334	0.31	0.30
Valuation allowance and other tax adjustments (13)	(18)	(0.02)	(0.02)	(21)	(0.03)	(0.03)
Adjusted net income (loss)	$1,883	$1.72	$1.71	$4,881	$4.40	$4.39

Weighted average common shares (millions): (14)		1,097	1,100		1,111	1,113
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily consists of the gain on the divestments of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(4)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net. Refer to Note 7 to the Condensed Consolidated Financial Statements for further information. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $(2) and $(2), respectively.
(5)Represents the loss on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(6)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $— and $(1), respectively.
(7)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(8)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(9)Represents costs incurred related to the Newcrest transaction and includes a gain related to reduction of the stamp duty tax liability; included in Other expense, net.
(10)Primarily consists of litigation expenses and other settlements; included in Other expense, net.
(11)Primarily consists of costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable regional tax rate.
(13)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(21) and $(72), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(72) and $(69), net reductions to the reserve for uncertain tax positions of $4 and $(2), and other tax adjustments of $71 and $122. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(14)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         13

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$922	$0.80	$0.80	$1,945	$1.69	$1.69
Net loss (income) attributable to Newmont stockholders from discontinued operations	(49)	(0.04)	(0.04)	(68)	(0.06)	(0.06)
Net income (loss) attributable to Newmont stockholders from continuing operations	873	0.76	0.76	1,877	1.63	1.63
Adjustments:
(Gain) loss on sale of assets held for sale (2)	115	0.10	0.10	846	0.73	0.73
Newcrest transaction and integration costs (3)	17	0.01	0.01	62	0.06	0.06
Reclamation and remediation charges (4)	33	0.03	0.03	39	0.03	0.03
Impairment charges (5)	18	0.02	0.02	39	0.03	0.03
Change in fair value of investments and options (6)	(17)	(0.01)	(0.01)	(39)	(0.04)	(0.04)
(Gain) loss on asset and investment sales (7)	28	0.03	0.03	(36)	(0.04)	(0.04)
Settlement costs (8)	7	—	—	33	0.03	0.03
(Gain) loss on debt extinguishment (9)	(15)	(0.01)	(0.01)	(29)	(0.03)	(0.03)
Restructuring and severance (10)	5	—	—	20	0.02	0.02
Tax effect of adjustments (11)	(62)	(0.06)	(0.06)	(296)	(0.25)	(0.25)
Valuation allowance and other tax adjustments (12)	(66)	(0.05)	(0.06)	(116)	(0.08)	(0.09)
Adjusted net income (loss)	$936	$0.82	$0.81	$2,400	$2.09	$2.08

Weighted average common shares (millions): (13)		1,147	1,149		1,151	1,152
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Consists of the write-downs on assets held for sale; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(4)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(5)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(6)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity and other securities; included in Other income (loss), net.
(7)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Primarily comprised of wind down and demobilization costs related to the French Guiana project; included in Other expense, net.
(9)Represents the gain on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(10)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(36) and $(81), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $25 and $(33), net reductions to the reserve for uncertain tax positions of $(6) and $(58), recording of a deferred tax liability for the outside basis difference at Akyem of $(36) and $44 due to the status change to held-for-sale, and other tax adjustments of $(13) and $12. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         14

Earnings Before Interest, Taxes, Depreciation and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to Newmont stockholders	$1,832	$922	$5,784	$1,945
Net income (loss) attributable to noncontrolling interests	11	2	36	15
Net (income) loss from discontinued operations	—	(49)	—	(68)
Equity loss (income) of affiliates	(123)	(60)	(250)	(64)
Income and mining tax expense (benefit)	787	244	2,526	695
Depreciation and amortization	643	631	1,856	1,887
Interest expense, net of capitalized interest	52	86	196	282
EBITDA	3,202	1,776	10,148	4,692
Adjustments:
(Gain) loss on assets held for sale (1)	(99)	115	(1,074)	846
Change in fair value of investments and options (2)	(38)	(17)	(480)	(39)
Restructuring and severance (3)	87	5	111	20
(Gain) loss on debt extinguishment (4)	72	(15)	100	(29)
Impairment charges (5)	39	18	63	39
Reclamation and remediation charges (6)	41	33	41	39
(Gain) loss on asset and investment sales (7)	6	28	13	(36)
Newcrest transaction and integration costs (8)	2	17	(4)	62
Settlement costs (9)	(2)	7	1	33
Other (10)	(1)	—	16	—
Adjusted EBITDA	$3,309	$1,967	$8,935	$5,627
____________________________
(1)Primarily consists of the gain on the sales of certain non-core assets in 2025 and the write-downs on assets held for sale in 2024; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(2)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities in 2025 and 2024; included in Other income (loss), net.
(3)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net. Refer to Note 7 to the Condensed Consolidated Financial Statements for further information.
(4)Represents the gains and losses on debt redemptions incurred in 2025 and 2024; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(5)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(6)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(7)Primarily represents gains and losses related to the sale of certain assets and investments in 2025 and 2024; included in Other income (loss), net.
(8)Represents costs incurred related to the Newcrest transaction; included in Other expense, net. In 2025, includes a gain recognized on the reduction of the stamp duty tax liability incurred as a result of the Newcrest transaction.
(9)Primarily consists of litigation expenses and other settlements in 2025 and wind-down and demobilization costs related to the French Guiana project in 2024; included in Other expense, net.
(10)Primarily consists of costs incurred related to transition service agreements for divested reportable segments in 2025; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         15

Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$2,298	$1,648	$6,713	$3,852
Less: Net cash used in (provided by) operating activities of discontinued operations	—	(11)	—	(45)
Net cash provided by (used in) operating activities of continuing operations	2,298	1,637	6,713	3,807
Less: Additions to property, plant and mine development	(727)	(877)	(2,227)	(2,527)
Free cash flow	$1,571	$760	$4,486	$1,280

Net cash provided by (used in) investing activities (1)	$(31)	$(562)	$1,386	$(2,001)
Net cash provided by (used in) financing activities	$(2,800)	$(789)	$(6,207)	$(1,746)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt. The Company has also presented Net debt excluding Lease and other financing obligations to provide a supplemental view of evaluating the financial flexibility and strength of the Company's balance sheet.

	At September 30, 2025	At December 31, 2024
Debt	$5,180	$8,476
Less: Cash and cash equivalents	(5,639)	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	—	(45)
Net debt excluding lease and other financing obligations	(459)	4,812
Add: Lease and other financing obligations	471	496
Net debt	$12	$5,308
____________________________
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. At September 30, 2025, no amounts relating to Cash and cash equivalents and restricted cash remain in Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         16

Costs Applicable to Sales per Ounce/Gold Equivalent Ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per gold ounce

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Costs applicable to sales (1)(2)	$1,563	$1,892	$5,009	$5,359
Gold sold (thousand ounces)	1,319	1,568	4,141	4,710
Costs applicable to sales per ounce (3)	$1,185	$1,207	$1,210	$1,138
____________________________
(1)Includes by-product credits of $67 and $43 during the three months ended September 30, 2025 and 2024, respectively, and $166 and $127 during the nine months ended September 30, 2025 and 2024, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended September 30, 2025	Costs Applicable to Sales (1)(2)	Reclamation Costs (3)	Advanced Projects, Research and Development and Exploration (4)	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (6)(7)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (8)
Gold
Ahafo	$195	$2	$3	$—	$—	$—	$29	$229	148	$1,541
Brucejack	91	1	8	—	—	1	36	137	77	$1,763
Red Chris	23	1	—	—	1	—	7	32	16	$2,037
Peñasquito	97	4	—	1	—	6	8	116	102	$1,133
Merian	78	2	6	—	—	—	16	102	46	$2,255
Cerro Negro	83	2	—	—	(1)	—	23	107	60	$1,776
Yanacocha	117	13	1	—	1	—	2	134	152	$868
Boddington	166	5	—	—	—	—	27	198	130	$1,524
Tanami	121	2	2	—	—	—	58	183	105	$1,748
Cadia	74	1	—	—	—	—	31	106	91	$1,188
Lihir	202	4	5	—	1	—	38	250	138	$1,810
NGM	316	4	3	3	1	1	54	382	254	$1,502
Corporate and Other (9)	—	—	13	65	9	—	3	90	—	$—
Total Gold	1,563	41	41	69	12	8	332	2,066	1,319	$1,566

Gold equivalent ounces - other metals (10)(11)
Red Chris	48	1	—	—	2	(2)	14	63	31	$2,007
Peñasquito (12)	247	6	—	1	—	18	24	296	230	$1,289
Boddington	26	1	—	—	—	—	5	32	24	$1,319
Cadia	67	1	2	—	—	1	27	98	85	$1,143
Corporate and Other (9)	—	—	4	16	(1)	—	—	19	—	$—
Total Gold Equivalent Ounces	388	9	6	17	1	17	70	508	370	$1,370

Consolidated	$1,951	$50	$47	$86	$13	$25	$402	$2,574
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $94.
(3)Includes operating accretion of $28, included in Reclamation and remediation, and amortization of asset retirement costs of $22; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $46 and $49, respectively, included in Reclamation and remediation.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         17

(4)Excludes development expenditures of $13 at Ahafo, $3 at Red Chris, $4 at Peñasquito, $4 at Merian, $8 at Cerro Negro, $3 at Yanacocha, $5 at NGM, $18 at Corporate and Other, totaling $58 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Excludes restructuring and severance of $87, impairment charges of $39, Newcrest transaction and integration costs of $2, and settlement costs of $(2); included in Other expense, net.
(6)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(7)Includes finance lease payments and other costs for sustaining projects of $19.
(8)Per ounce measures may not recalculate due to rounding.
(9)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(10)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(11)For the three months ended September 30, 2025, Red Chris sold 7 thousand tonnes of copper, Peñasquito sold 8 million ounces of silver, 27 thousand tonnes of lead and 68 thousand tonnes of zinc, Boddington sold 5 thousand tonnes of copper, and Cadia sold 19 thousand tonnes of copper.
(12)All-in sustaining costs at Peñasquito is comprised of $116, $38, and $142 for silver, lead, and zinc, respectively.

Three Months Ended September 30, 2024	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$192	$5	$—	$—	$—	$—	$34	$231	221	$1,043
Brucejack	98	1	7	—	—	—	16	122	101	$1,197
Red Chris	21	—	—	—	—	(2)	4	23	8	$2,633
Peñasquito	54	2	—	—	—	3	9	68	56	$1,224
Merian	113	2	6	—	—	1	14	136	64	$2,153
Cerro Negro	91	2	—	—	1	—	18	112	60	$1,878
Yanacocha	96	11	2	—	—	—	5	114	89	$1,285
Boddington	136	4	—	—	—	3	32	175	124	$1,398
Tanami	98	1	3	—	—	—	31	133	100	$1,334
Cadia	80	—	2	—	—	—	39	121	113	$1,078
Lihir	206	1	2	—	(1)	—	31	239	127	$1,883
NGM	320	4	3	4	1	2	75	409	244	$1,675
Corporate and Other (10)	1	—	23	95	6	—	4	129	—	$—
Held for sale (11)
CC&V	54	2	—	—	—	—	8	64	38	$1,712
Musselwhite	50	1	1	—	—	—	27	79	50	$1,574
Porcupine	78	3	2	—	—	—	19	102	70	$1,451
Éléonore	70	1	3	—	—	—	27	101	52	$1,924
Telfer (12)	39	4	4	—	—	1	17	65	5	N.M.
Akyem	95	4	1	(1)	1	—	3	103	46	$2,230
Total Gold	1,892	48	59	98	8	8	413	2,526	1,568	$1,611

Gold equivalent ounces - other metals (13)(14)
Red Chris	71	1	1	—	—	(4)	17	86	31	$2,714
Peñasquito (15)	219	8	—	1	(1)	26	33	286	222	$1,286
Boddington	44	1	—	—	—	1	4	50	43	$1,168
Cadia	80	—	1	—	—	(17)	38	102	116	$880
Corporate and Other (10)	—	—	6	14	1	—	1	22	—	$—
Held for sale (11)
Telfer (12)	4	—	—	—	—	—	2	6	—	N.M.
Total Gold Equivalent Ounces	418	10	8	15	—	6	95	552	412	$1,338

Consolidated	$2,310	$58	$67	$113	$8	$14	$508	$3,078
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $55.
(3)Includes stockpile, leach pad, and product inventory adjustments of $4 at NGM and $17 at Telfer.
(4)Includes operating accretion of $36, included in Reclamation and remediation, and amortization of asset retirement costs of $22; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $57 and $39, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $14 at Ahafo, $4 at Red Chris, $2 at Peñasquito, $4 at Cerro Negro, $1 at Boddington, $5 at Tanami, $2 at NGM, $19 at Corporate and Other, $1 at CC&V, and $2 at Telfer, totaling $54 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
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(6)Excludes impairment charges of $18, Newcrest transaction and integration costs of $17, settlement costs of $7, and restructuring and severance of $5; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $34.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Sites were classified as held for sale as of September 30, 2024. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)During the second quarter of 2024, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and the Company temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024, but as a result of the temporary suspension of production, per ounce metrics are not meaningful ("N.M."). The Company completed the sale of Telfer in the fourth quarter of 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the three months ended September 30, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 6 million ounces of silver, 17 thousand tonnes of lead and 61 thousand tonnes of zinc, Boddington sold 8 thousand tonnes of copper, Cadia sold 21 thousand tonnes of copper, and Telfer sold — thousand tonnes of copper.
(15)All-in sustaining costs as Peñasquito is comprised of $95, $31, and $160 for silver, lead, and zinc, respectively.

Nine Months Ended September 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$643	$10	$8	$—	$2	$—	$101	$764	547	$1,395
Brucejack	265	4	13	—	—	2	77	361	172	$2,094
Red Chris	61	2	—	—	1	—	15	79	45	$1,759
Peñasquito	303	12	—	1	—	19	35	370	353	$1,048
Merian	272	6	10	—	—	—	43	331	161	$2,062
Cerro Negro (10)	233	6	1	—	—	—	78	318	132	$2,408
Yanacocha	329	39	1	—	25	—	7	401	384	$1,041
Boddington	502	16	1	—	—	2	85	606	405	$1,495
Tanami	318	4	5	—	—	—	134	461	270	$1,707
Cadia	239	2	—	—	—	3	99	343	298	$1,158
Lihir	565	11	8	—	1	—	124	709	454	$1,559
NGM	967	13	8	8	4	4	184	1,188	707	$1,680
Corporate and Other (11)	—	—	59	235	22	—	7	323	—	$—
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,684
Musselwhite	33	1	—	—	—	—	14	48	32	$1,531
Porcupine	79	3	1	—	1	—	25	109	60	$1,810
Éléonore	54	1	2	—	—	—	12	69	49	$1,403
Akyem	107	5	—	—	—	—	8	120	45	$2,664
Total Gold	5,009	137	117	244	56	30	1,053	6,646	4,141	$1,605

Gold equivalent ounces - other metals (13)(14)
Red Chris	129	4	—	—	2	(2)	31	164	94	$1,738
Peñasquito (15)	598	18	—	2	—	53	73	744	632	$1,177
Boddington	102	2	—	—	—	1	17	122	89	$1,375
Cadia	220	2	3	—	—	4	92	321	284	$1,129
Corporate and Other (11)	—	—	14	45	1	—	—	60	—	$—
Total Gold Equivalent Ounces	1,049	26	17	47	3	56	213	1,411	1,099	$1,283

Consolidated	$6,058	$163	$134	$291	$59	$86	$1,266	$8,057
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $232.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $25 at NGM.
(4)Includes operating accretion of $94, included in Reclamation and remediation, and amortization of asset retirement costs of $69; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $147 and $58, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $33 at Ahafo, $8 at Red Chris, $12 at Peñasquito, $20 at Merian, $18 at Cerro Negro, $7 at Yanacocha, $2 at Boddington, $3 at Tanami, $3 at Cadia, $8 at NGM, $50 at Corporate and Other, totaling $164 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $111, impairment charges of $63, Newcrest transaction and integration costs of $(4), settlement costs of $1; included in Other expense, net.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         19

(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $58.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the nine months ended September 30, 2025, Red Chris sold 21 thousand tonnes of copper, Peñasquito sold 21 million ounces of silver, 71 thousand tonnes of lead and 197 thousand tonnes of zinc, Boddington sold 19 thousand tonnes of copper, and Cadia sold 63 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $271, $89, and $384 for silver, lead, and zinc, respectively.

Nine Months Ended September 30, 2024	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Ahafo	$527	$14	$3	$—	$1	$1	$73	$619	585	$1,057
Brucejack	236	2	8	—	—	3	49	298	181	$1,642
Red Chris	35	—	1	—	—	—	10	46	24	$1,882
Peñasquito	145	5	—	—	—	10	22	182	164	$1,112
Merian	299	6	11	—	—	1	66	383	199	$1,926
Cerro Negro	224	5	2	—	2	—	45	278	161	$1,725
Yanacocha	261	25	8	—	1	—	15	310	257	$1,207
Boddington	419	12	1	—	—	10	77	519	402	$1,289
Tanami	281	2	5	—	—	—	76	364	290	$1,256
Cadia	231	1	7	—	1	12	113	365	350	$1,044
Lihir	539	3	12	—	4	—	89	647	457	$1,416
NGM	941	13	9	8	3	5	276	1,255	763	$1,645
Corporate and Other (10)	1	—	82	277	12	—	12	384	—	$—
Held for sale (11)
CC&V	139	8	2	—	1	—	21	171	100	$1,715
Musselwhite	163	3	4	—	—	—	73	243	155	$1,570
Porcupine	235	10	4	—	—	—	62	311	218	$1,422
Éléonore	239	4	8	—	—	—	77	328	171	$1,914
Telfer (12)	192	9	9	—	4	4	27	245	64	$3,823
Akyem	252	18	1	—	1	—	18	290	169	$1,716
Total Gold	5,359	140	177	285	30	46	1,201	7,238	4,710	$1,537

Gold equivalent ounces - other metals (13)(14)
Red Chris	135	1	4	—	—	5	40	185	98	$1,885
Peñasquito (15)	692	24	1	1	1	85	96	900	766	$1,175
Boddington	141	3	—	—	—	8	13	165	141	$1,166
Cadia	214	1	5	—	1	24	98	343	351	$977
Corporate and Other (10)	—	—	10	28	1	—	1	40	—	$—
Held for sale (11)
Telfer (12)	31	1	1	—	—	5	4	42	11	$3,811
Total Gold Equivalent Ounces	1,213	30	21	29	3	127	252	1,675	1,367	$1,225

Consolidated	$6,572	$170	$198	$314	$33	$173	$1,453	$8,913
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $169.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $9 at Cerro Negro, $21 at NGM, and $32 at Telfer.
(4)Include operating accretion of $103, included in Reclamation and remediation, and amortization of asset retirement costs of $67; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $165 and $56, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $28 at Ahafo, $4 at Red Chris, $6 at Peñasquito, $4 at Merian, $10 at Cerro Negro, $2 at Boddington, $18 at Tanami, $8 at NGM, $46 at Corporate and Other, $2 at CC&V, $1 at Porcupine, $2 at Telfer, and $4 at Akyem, totaling $135 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes Newcrest transaction and integration costs of $62, impairment charges of $39, settlement costs of $33, and restructuring and severance of $20; included Other expense, net.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         20

(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $64.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Sites were classified as held for sale as of September 30, 2024. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)During the second quarter of 2024, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024. The Company completed the sale of Telfer in the fourth quarter of 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the nine months ended September 30, 2024, Red Chris sold 18 thousand tonnes of copper, Peñasquito sold 24 million ounces of silver, 66 thousand tonnes of lead and 174 thousand tonnes of zinc, Boddington sold 26 thousand tonnes of copper, Cadia sold 64 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $361, $106, and $433 for silver, lead, and zinc, respectively.

A reconciliation of the 2025 Gold AISC outlook to the 2025 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2025 Guidance Total Core Portfolio - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	$6,100
Reclamation Costs (5)	220
Advanced Projects & Exploration (6)	195
General and Administrative (7)	330
Other Expense	80
Treatment and Refining Costs	65
Sustaining Capital (8)	1,330
Sustaining Finance Lease Payments	70
All-in Sustaining Costs	$8,390
Ounces (000) Sold (9)	5,175
All-in Sustaining Costs per Ounce	$1,620
____________________________
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the2025 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         21

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024

Net income (loss) attributable to Newmont stockholders	$1,832	$2,061	$1,891	$1,403
Net income (loss) attributable to noncontrolling interests	11	14	11	18
Net loss (income) from discontinued operations	—	—	—	—
Equity loss (income) of affiliates	(123)	(49)	(78)	(69)
Income and mining tax expense (benefit)	787	1,092	647	702
Depreciation and amortization	643	620	593	689
Interest expense, net of capitalized interest	52	65	79	93
EBITDA (1)	$3,202	$3,803	$3,143	$2,836
Adjustments:
(Gain) loss on sale of assets held for sale	$(99)	$(699)	$(276)	$268
Restructuring and severance	87	15	9	18
(Gain) loss on debt extinguishment	72	18	10	(3)
Reclamation and remediation charges	41	—	—	(110)
Impairment charges	39	9	15	39
Change in fair value of investments and options	(38)	(151)	(291)	(23)
(Gain) loss on asset and investment sales	6	2	5	1
Newcrest transaction and integration costs	2	(10)	4	10
Settlement costs	(2)	—	3	11
Pension settlements	—	—	—	1
Other	(1)	10	7	—
Adjusted EBITDA (1)	$3,309	$2,997	$2,629	$3,048
12 month trailing Adjusted EBITDA	$11,983

Total Debt	$5,180
Less: Cash and cash equivalents	(5,639)
Net debt excluding leases and other financing obligations	(459)
Add: Lease and other financing obligations	471
Net debt	$12

Net debt to Adjusted EBITDA	—
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         22

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Increase (Decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$4,669	$3,945	$724	18%
Consolidated copper sales, net	319	329	(10)	(3)%
Consolidated silver sales, net	293	147	146	99%
Consolidated lead sales, net	52	32	20	63%
Consolidated zinc sales, net	191	152	39	26%
Total sales	$5,524	$4,605	$919	20%

	Nine Months Ended September 30,		Increase (Decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$13,496	$10,909	$2,587	24%
Consolidated copper sales, net	1,033	1,003	30	3%
Consolidated silver sales, net	672	557	115	21%
Consolidated lead sales, net	137	136	1	1%
Consolidated zinc sales, net	513	425	88	21%
Total sales	$15,851	$13,030	$2,821	22%

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         23

	Three Months Ended September 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,595	$302	$235	$59	$190
Provisional pricing mark-to-market	82	16	42	(6)	10
Silver streaming amortization	—	—	24	—	—
Gross after provisional pricing and streaming impact	4,677	318	301	53	200
Treatment and refining charges	(8)	1	(8)	(1)	(9)
Net	$4,669	$319	$293	$52	$191
Consolidated ounces/pounds sold (1)(2)	1,319	68	8	60	149
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,484	$4.43	$29.66	$0.97	$1.29
Provisional pricing mark-to-market	62	0.23	5.25	(0.09)	0.06
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	3,546	4.66	37.94	0.88	1.35
Treatment and refining charges	(7)	0.01	(0.92)	(0.02)	(0.06)
Net	$3,539	$4.67	$37.02	$0.86	$1.29
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended September 30, 2025 the Company sold 31 thousand tonnes of copper, 27 thousand tonnes of lead, and 68 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended September 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,900	$297	$135	$35	$171
Provisional pricing mark-to-market	53	12	3	(2)	—
Silver streaming amortization	—	—	15	—	—
Gross after provisional pricing and streaming impact	3,953	309	153	33	171
Treatment and refining charges	(8)	20	(6)	(1)	(19)
Net	$3,945	$329	$147	$32	$152
Consolidated ounces/pounds sold (1)(2)	1,568	77	6	36	134
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,488	$3.90	$23.76	$0.93	$1.28
Provisional pricing mark-to-market	34	0.16	0.52	(0.04)	—
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,522	4.06	27.07	0.89	1.28
Treatment and refining charges	(4)	0.25	(1.09)	(0.03)	(0.14)
Net	$2,518	$4.31	$25.98	$0.86	$1.14
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended September 30, 2024 the Company sold 35 thousand tonnes of copper, 17 thousand tonnes of lead, and 61 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         24

	Nine Months Ended September 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$13,318	$982	$563	$141	$545
Provisional pricing mark-to-market	208	54	66	(1)	(2)
Silver streaming amortization	—	—	63	—	—
Gross after provisional pricing and streaming impact	13,526	1,036	692	140	543
Treatment and refining charges	(30)	(3)	(20)	(3)	(30)
Net	$13,496	$1,033	$672	$137	$513
Consolidated ounces/pounds sold (1)(2)	4,141	227	21	157	434
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,216	$4.33	$27.33	$0.90	$1.26
Provisional pricing mark-to-market	50	0.24	3.18	(0.01)	(0.01)
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	3,266	4.57	33.54	0.89	1.25
Treatment and refining charges	(7)	(0.02)	(0.96)	(0.02)	(0.07)
Net	$3,259	$4.55	$32.58	$0.87	$1.18
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the nine months ended September 30, 2025 the Company sold 103 thousand tonnes of copper, 71 thousand tonnes of lead, and 197 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Nine Months Ended September 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,846	$999	$493	$137	$466
Provisional pricing mark-to-market	109	46	26	1	15
Silver streaming amortization	—	—	65	—	—
Gross after provisional pricing and streaming impact	10,955	1,045	584	138	481
Treatment and refining charges	(46)	(42)	(27)	(2)	(56)
Net	$10,909	$1003	$557	$136	$425
Consolidated ounces/pounds sold (1)(2)	4,710	241	24	144	382
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,303	$4.16	$21.01	$0.95	$1.22
Provisional pricing mark-to-market	23	0.19	1.09	0.01	0.04
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,326	4.35	24.89	0.96	1.26
Treatment and refining charges	(10)	(0.18)	(1.17)	(0.02)	(0.15)
Net	$2,316	$4.17	$23.72	$0.94	$1.11
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the nine months ended September 30, 2024 the Company sold 110 thousand tonnes of copper, 66 thousand tonnes of lead, and 174 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         25

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

Total Newmont Sales and Costs Applicable to Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024 (1)	2025	2024 (1)
Consolidated gold sales, net (Managed Core)	$3,776	$2,688	$10,566	$7,132
Consolidated gold sales, net (Non-Managed Core)	893	611	2,302	1,760
Consolidated gold sales, net (Non-Core)	—	646	628	2,031
Consolidated other metal sales, net	855	660	2,355	2,107
Sales	$5,524	$4,605	$15,851	$13,030

Costs applicable to sales (Managed Core)	$1,635	$1,600	$4,779	$4,380
Costs applicable to sales (Non-Managed Core)	316	320	967	941
Costs applicable to sales (Non-Core)	—	390	312	1,251
Costs applicable to sales	$1,951	$2,310	$6,058	$6,572

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$1,951	$2,310	$6,058	$6,572
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product costs applicable to sales	$1,096	$1,650	$3,703	$4,465
Gold sold (thousand ounces)	1,319	1,568	4,141	4,710
Total Gold CAS per ounce (by-product) (3)	$831	$1,052	$894	$948

Total AISC	$2,574	$3,078	$8,057	$8,913
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product AISC	$1,719	$2,418	$5,702	$6,806
Gold sold (thousand ounces)	1,319	1,568	4,141	4,710
Total Gold AISC per ounce (by-product) (3)	$1,303	$1,542	$1,377	$1,445

Managed Core Gold By-product Unit Costs
Costs applicable to sales (Managed Core) (4)	$1,635	$1,600	$4,779	$4,380
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product costs applicable to sales	$780	$940	$2,424	$2,273
Gold sold (thousand ounces)	1,065	1,063	3,221	3,070
Total Gold CAS per ounce (by-product) - Managed Core (3)	$732	$884	$753	$740

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Total AISC	$2,192	$2,149	$6,477	$6,028
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product AISC	$1,337	$1,489	$4,122	$3,921
Gold sold (thousand ounces)	1,065	1,063	3,221	3,070
Total Gold AISC per ounce (by-product) - Managed Core (3)	$1,255	$1,401	$1,280	$1,277

Total Core Gold By-product Unit Costs
Costs applicable to sales (Total Core) (4)	$1,951	$1,920	$5,746	$5,321
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product costs applicable to sales	$1,096	$1,260	$3,391	$3,214
Gold sold (thousand ounces)	1,319	1,307	3,928	3,833
Total Gold CAS per ounce (by-product) - Total Core (3)	$831	$964	$863	$839

Total AISC	$2,574	$2,558	$7,665	$7,283
Less: Consolidated other metal sales, net (2)	(855)	(660)	(2,355)	(2,107)
By-product AISC	$1,719	$1,898	$5,310	$5,176
Gold sold (thousand ounces)	1,319	1,307	3,928	3,833
Total Gold AISC per ounce (by-product) - Total Core (3)	$1,303	$1,452	$1,352	$1,350
____________________________
(1)Certain amounts for the prior period has been recast to reflect current year presentation.
(2)Included in Sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(3)Per ounce measures may not recalculate due to rounding.
(4)Included in Costs applicable to sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.

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Conference Call Information
A conference call will be held on October 23, 2025 at 5:30 p.m. Eastern Daylight Time (3:30 p.m. Mountain Daylight Time), which is 8:30 a.m. Australian Eastern Daylight Time on Friday, October 24, 2025; it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	458850
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	140736

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Third Quarter 2025 Earnings Conference Call
URL: https://events.q4inc.com/attendee/699386133

The webcast materials will be available October 23, 2025, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold Company and producer of copper, zinc, lead, and silver. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the Company has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT THIRD QUARTER 2025 RESULTS | NEWS RELEASE         28

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the development of key projects, including with respect to production and capital cost estimates; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, including pre-tax synergies, savings and efficiencies, productivity improvements, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding Newmont’s Core Portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) estimates of expected reclamation and remediation costs, water treatment costs and other expenses, and (xi) other outlook, including, without limitation, Q4 2025, 2025 Guidance and other future operating, remediation, and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Investors are reminded that future dividends beyond the dividend payable on December 22, 2025 to holders of record at the close of business on November 26, 2025 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

Investors are also cautioned that the extent to which the Company repurchases its shares under the authorized share repurchase program, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The share repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized program amount.

For a more detailed discussion of such risks, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (“SEC”) on February 21, 2025, under the heading "Risk Factors", as well as Newmont's other SEC filings, available on the SEC website or www.newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended September 30, 2025, as filed on October 23, 2025.
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